UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GENERAL ENTERPRISE VENTURES, INC.
(Exact name of registrant as specified in its charter)

Wyoming	87-276510
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1740H Del Range Blvd, Suite 166 Cheyenne, WY	82009
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock,

par value $0.0001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

We are authorized to issue 1,015,000,000 shares of capital stock, which consists of 1,000,000,000 shares of Common Stock, par value $0.0001 per share and 15,000,000 shares of Preferred Stock, par value $0.0001.

As of the date hereof we have 94,245,388 shares of Common Stock issued and outstanding, which are held by approximately 722 shareholders, and 10,950,000 shares of Preferred Stock issued and outstanding.

Our common stock is listed for quotation on the Pink Current Information of the OTC Markets under the ticker symbol “GEVI”. There is an established current public market for the shares of our Common Stock which trade and are quoted bid/ask on the OTC Markets. Other than the OTC Markets quotation, there can be no assurance that a liquid market for our securities will ever develop. Transfer of our Common Stock may also be restricted under the securities or blue-sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of our Company. All shareholders are entitled to share equally in dividends, if any as may be declared from time to time by our Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. Shareholders do not have cumulative or preemptive rights.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have no outstanding warrants to purchase shares of our Common Stock.

Options

We have not issued and have no outstanding options to purchase shares of our Common Stock.

Convertible Securities

We have a convertible note issued in the current principal amount of $35,000 at an interest rate of 2% per annum. At the sole option of the Lender all or part of unpaid principal then outstanding may be converted into shares of Common Stock at any time at a fixed conversion price of $0.18 per share. The foregoing description of the Common Stock does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation, which are filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of Domestication dated June 9, 2021
3.2	Amendment to Articles of Incorporation July 5, 2023
3.3	Bylaws dated June 29, 2023

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 6, 2023	GENERAL ENTERPRISE VENTURES, INC.

	By:	Joshua Ralston
Joshua Ralston
Chief Executive Officer

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